Exhibit 5.1

October 24, 2014

China Green Agriculture, Inc.

300 Walnut Street Suite 245

Des Moines, IA 50309

Re:	Registration Statement on Form S-8 of up to 4,873,059 shares of Common Stock of China Green Agriculture, Inc.

Ladies and Gentlemen:

We are acting as counsel to China Green Agriculture, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the registration of (i) 3,000,000 additional shares (the “Additional 2009 Plan Shares”) of common stock, $0.001 par value per share (the “Common Stock”), of the Company issuable pursuant to the Company’s 2009 Equity Incentive Plan, dated as of December 11, 2009, as amended on December 22, 2013 (the “2009 Plan”), and (ii) 1,873,059 additional shares (the “Additional ESPP Shares”) of Common Stock issuable pursuant to the Company’s Second Amended and Restated Employee Stock Purchase Plan, dated as of September 29, 2014 (the “ESPP”, and together with the 2009 Plan, the “Plans”), including 623,059 shares, or two annual increases added on July 1, 2013 and 2014, in an amount equal to one percent of the Company’s outstanding shares of the Common Stock on each such date, pursuant to Section 3(a), the “evergreen” provision contained in the ESPP.

In connection therewith and for the purposes of giving the opinion hereinafter set forth, we have examined the originals, or photostatic or certified copies, of such records of the Company, such certificates of officers of the Company and of public officials and such other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to matters of fact material to the opinion set forth below, we have relied, without independent verification, on the certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Registered Shares, as defined below, are issued.

Upon the basis of such examination, and in reliance thereon, and subject to the assumptions stated, we are of the opinion that the Additional 2009 Plan Shares and the Additional ESPP Shares (collectively, a total of 4,873,059 shares of the Common Stock, the “Registered Shares”) have been duly authorized by all necessary corporate action, and, when issued and delivered in accordance with the 2009 Plan (for the Additional 2009 Plan Shares) or when issued and delivered against payment therefor in accordance with the ESPP (for the Additional ESPP Shares), the Registered Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the State of Nevada applicable to Private Corporations (Title 7, Chapter 78 of the Nevada Revised Statutes) (“Nevada Corporate Law”) and the federal laws of the United States of America and are as of the date hereof. We are not admitted to practice in the State of Nevada; however, we are generally familiar with Nevada Corporate Law as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of Nevada Corporate Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

This opinion letter is rendered as of the date first written above, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plans, or the Registered Shares.

Very truly yours,

/s/ Pryor Cashman LLP